Exhibit 10.1

FIRST AMENDMENT TO

BJ SERVICES COMPANY AMENDED AND RESTATED 2003 INCENTIVE PLAN

WHEREAS, BJ Services Company (the “Company”) has heretofore adopted the Amended and Restated BJ Services Company 2003 Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain additional respects;

NOW, THEREFORE, the Plan shall be amended as follows, effective as of March 19, 2009:

1.	Article II, Paragraph 4 shall be amended as follows, effective for Awards made on or after March 19, 2009:

“The Committee may, with the consent of the person or persons entitled to exercise any outstanding Option granted under Article II, amend such Option. The Committee may at any time or from time to time, in its discretion, in the case of any Option previously granted under Article II which is not then immediately exercisable in full, accelerate the time or times at which such Option may be exercised to any earlier time or times. The Committee may only accelerate such Options under this provision in an amount not to exceed 5% of the total shares authorized under the Plan.”

2.	Article III, Paragraph 4 shall be amended as follows, effective for Awards made on or after March 19, 2009:

“The Committee may, with the consent of the person or persons entitled to exercise any outstanding Incentive Stock Option granted under Article III, amend such Incentive Stock Option. The Committee may at any time or from time to time, in its discretion, in the case of any Incentive Stock Option previously granted under Article III which is not then immediately exercisable in full, accelerate the time or times at which such Incentive Stock Option may be exercised to any earlier time or times. The Committee may only accelerate such Incentive Stock Options under this provision in an amount not to exceed 5% of the total shares authorized under the Plan.”

3.	As amended hereby, the Plan is specifically ratified and reaffirmed.